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                               AMVESTORS FINANCIAL
                                   CORPORATION

                              FOR IMMEDIATE RELEASE

For:     AmVestors Financial Corporation      Contact:     Ralph W. Laster Jr.
         415 SW Eighth Avenue                              (913) 295-4406
         Topeka, KS  66603

                 AMVESTORS FINANCIAL CORPORATION REPORTS RESULTS
                     OF SPECIAL MEETING OF THE STOCKHOLDERS
                    TO ACQUIRE FINANCIAL BENEFIT GROUP, INC.

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TOPEKA, KS, April 9, 1996 - AmVestors Financial Corporation (NYSE:AMV)
announced the completion of the acquisition of Financial Benefit Group, Inc. The stockholders of AmVestors Financial Corporation (AMV) and Financial Benefit Group, Inc. (FBG) approved the acquisition at their respective meetings held on April 8, 1996. Simultaneous with the acquisition, FBG was merged into AmVestors Acquisition Corporation, a wholly-owned subsidiary of AMV.

Each share of FBG Class A common stock will be exchanged for 0.3822 shares of AMV common stock, $0.35 of cash and .0932 of an AMV warrant. As a result, AMV will issue 2,722,726 new shares of common stock and warrants to purchase an additional 663,890 shares of its common stock. AMV now has 12,877,721 shares of common stock issued and outstanding.

Total assets of AMV now exceed $3.2 billion and stockholders' equity is in excess of $175 million.

The board of directors of AMV met after the stockholders' meeting and appointed Messrs. Frank T. Crohn, John F.X. Mannion and Jack R. Manning to its board of directors. Al three were previously directors of FBG.

AMV also announced that its board of directors passed a resolution requiring all officers to achieve minimum stock ownership targets. These targets were set at three times base salary for Mr. Laster, Chairman and Chief Executive Officer; two times base salary for Mr. Heitz, President and General Counsel; and one times base salary for executive and senior vice presidents (currently four persons). Up and until these ownership targets are obtained, one-half of any incentive bonus compensation will be paid in company stock.

The board of directors of AmVestors Acquisition Subsidiary also met following the stockholders' meeting and elected Messrs. Ralph W. Laster, Jr., Mark V. Heitz, Thomas M. Fogt, Frank T. Crohn and Ms. Donna Rubertone as the directors of Financial Benefit Life Insurance Company, Inc., The Insurancemart, Inc., Annuity International Marketing Corporation (AIMCOR) and Rainbow Card Pack. Mr. Laster will serve as Chief Executive Officer of the four new subsidiaries.

Mr. Ralph W. Laster, Jr., Chairman and Chief Executive Officer of AMV, commented that "we were very pleased with the strong support of our stockholders for this acquisition, and we welcome our new stockholders."



           415 SW Eighth Avenue, P.O. Box 2039, Topeka, KS  66601-2039
                             Phone:  (913) 232-6945

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AMV markets individual annuities and life insurance policies nationwide to the savings and retirement market through its wholly-owned subsidiaries, American Investors Life Insurance Company, AIMCOR and The Insurancemart, Inc., in 47 states, the District of Columbia and the U.S. Virgin Islands.

AMV's common stock trades on the New York Stock Exchange under the Symbol AMV. AMV's warrants will trade on the NASDAQ Small Cap Market System under the Symbol AMVW.